Cerprobe Corporation
                  Computation of Net earnings (Loss) Per Share
                                   Exhibit 11
                                   (Unaudited)

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
                                                             Three Months Ended                       Nine Months ended
                                                             September 30, 1997                      September 30, 1997
                                                     ------------------------------------    ------------------------------------
                                                            1997               1996                 1997               1996
                                                     ----------------   -----------------    -----------------  -----------------
Net income (loss)                                    $     2,962,096    $        663,399      $      (343,212)   $     2,530,884
                                                     ================   =================    =================  =================

Weighted average common shares outstanding                 6,315,506           4,529,389            6,318,243          4,304,633

Common equivalent shares:
  Shares issuable upon exercise
    of stock options (1)                                     390,841             249,009                    -            199,331

Convertible preferred stock                                        -             519,130                    -            621,979
                                                     ----------------   -----------------    -----------------  -----------------

       Total weighted average shares-primary               6,706,347           5,297,528            6,318,243          5,125,943
                                                     ----------------   -----------------    -----------------  -----------------


Fully diluted incremental shares:

  Stock options (calculated using the higher
    of end of period or average market value)                 80,626                  48                    -              4,846

  Convertible subordinated debentures                              -             485,000                    -            517,000
                                                     ----------------   -----------------    -----------------  -----------------

  Total weighted average shares-fully diluted              6,786,973           5,782,576            6,318,243          5,647,789
                                                     ----------------   -----------------    -----------------  -----------------


Primary net income per common and
  common equivalent share                            $          0.44    $           0.13     $          (0.05)  $           0.49
                                                     ----------------   -----------------    -----------------  -----------------

Fully diluted net income per common and
  common equivalent share                            $          0.44    $           0.11     $          (0.05)  $           0.45
                                                     ----------------   -----------------    -----------------  -----------------


(1) Amount calculated under the treasury stock method and fair market values for stock
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